Exhibit 99.1

Executive Vice President and Chief Financial Officer, James Brown, has accepted an executive position with a retailer headquartered in the mid-west.  James tendered his formal notice of resignation yesterday which I and the Board have accepted.  His departure date of September 15, 2015 will allow us to complete filing our Form 10-Q for the second quarter and have our regularly scheduled September board meeting.

James joined us as Executive Vice President and Chief Financial Officer in March 2013.  James has been well recognized as a strong leader and major contributor for the Hancock Fabrics Team and we regret losing him from the Hancock Family.  However, we also understand from James that this is an attractive career situation for him with growth potential, as well as a chance to relocate to an area which will provide important and significant educational benefits to his family.  These, as well as many other lifestyle opportunities for him and his family were a key consideration in his decision.  James has expressed his sincere appreciation for the entire Hancock team as well as his confidence in the progress the Company continues to make.  We wish him the best of fortune in his new endeavor, and thank him for his contribution to our company.

A search for his successor is currently underway.  Pierce Crockett, currently Divisional Vice President and Controller, has been appointed as the interim CFO, effective upon James’s departure until such time as a new CFO is appointed.  Pierce is a certified public accountant with an MBA degree.   Prior to joining the Company Pierce held a senior financial role with Pinnacle Agriculture Holdings, LLC from June 2013 to July 2014 and was Chief Financial Officer of Folk Investment Company, LLC from 2005 to May 2013 and previously was a Chief Financial Officer at a large mid-west transportation company.  With Pierce's 22 years of experience I am confident in his ability to lead the accounting and finance team which has been continuously developed over the past several years.  This will ensure a seamless transition as we determine James's successor.  James's current functions of Accounting and Finance, IT and Internal Audit will continue to report into the office of the CFO and Human Resources will fully report to Steve Morgan - President & CEO.

Steve Morgan

CEO and President